UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Adler, Frederick R.

   c/o Fulbright & Jaworski, LLP
   666 Fifth Avenue
   New York, NY  10103
   USA
2. Issuer Name and Ticker or Trading Symbol
   Sentigen Holding Corp.
   SGHL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 30, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, $.01 par valu|11/29/|G   | |553,573           |D  |-          |0                  | -    |-                          |
e                          |00    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|11/29/|G   | |553,573           |A  |-          |553,573            |I     |(1)                        |
e                          |00    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|11/21/|P   | |40,000            |A  |$6.00      |40,000             |D(2)  |-                          |
e                          |00    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Common Stock Option (r|$0.75   |11/29|G   | |150,000    |A  |1/16/|1/16/|Common Stock|150,000|       |0           |   |            |
ight to buy)          |        |/00  |    | |           |   |98   |02   |            |       |       |            |   |            |
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Common Stock Option (r|$0.75   |11/29|G   | |150,000    |D  |1/16/|1/16/|Common Stock|150,000|       |150,000     |I  |(1)         |
ight to buy)          |        |/00  |    | |           |   |98   |02   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) These securities, which were transferred by the reporting person on November 15, 2000, are held by the Frederick R. Adler Intangible Asset
Management Trust ("Trust").   The reporting person disclaims beneficial
interest in the securities except to the extent of his ultimate pecuniary interest, if any, and shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of Section 16 or for any other purpose.
(2) These securities were acquired in a private offering by the Issuer which was consummated on November 21, 2000 at $6.00 per share.
SIGNATURE OF REPORTING PERSON
 /s/     Frederick R. Adler
DATE
December 4, 2000